Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	April 15, 2016

Derby, Vermont	For immediate release

For more information, contact: Stephen Marsh, CEO and Board Chair at (802) 334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the first quarter ended March 31, 2016, of $1,169,494 or $0.23 per share compared to $1,109,841 or $0.22 per share for the first quarter of 2015.

Total assets for the Company at the end of the quarter were $593,409,328 compared to $596,134,709 at year-end 2015 and $585,588,464 at the end of the quarter a year ago. The decrease in total consolidated assets from year-end is a result of a decrease in cash and loan balances of $3.3 million and $3.1 million, respectively, offset by an increase in the investment portfolios of $4.8 million. The $7.8 million increase in assets, year over year, was mainly due to an increase in cash of $8.3 million and an increase in loans of $2.5 million.

In commenting on the Company’s earnings, CEO and Board Chair Stephen Marsh said “We continue to operate in a challenging rate environment, as well as dealing with increasing levels of regulatory burden. In spite of these challenges, we have produced results for the first quarter of 2016 that are greater than the first quarter last year. The balance sheet growth, year over year, combined with a stable net interest margin helps to support net interest income. Low loan charge offs allowed us to reduce the amount of the provision to the allowance for loan losses during the quarter and well managed operating expenses also contributed to the incremental growth in earnings at Community Bancorp. compared to the first quarter last year.”

As previously announced, the Company has declared a quarterly cash dividend of $0.16 per share payable May 1, 2016 to shareholders of record as of April 15, 2016.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.